Schedule A

to the Amended and Restated Investment Advisory Agreement

between the Direxion Funds and Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement (the “Agreement”) between Direxion Funds (the “Trust”) and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Funds of the Trust listed below. As compensation for such services, the Trust shall pay to Rafferty pursuant to section 7 of the Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Funds of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management
For each Fund listed below:	0.75%
Direxion Monthly S&P 500® Bull 2X Fund
Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund
Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund
Direxion Monthly 7-10 Year Treasury Bear 2X Fund

Direxion Monthly NASDAQ-100® Bull 1.25X Fund
Direxion Monthly NASDAQ-100® Bear 1.25X Fund

Direxion Monthly High Yield Bull 1.2X Fund

For each Fund listed below:
Hilton Tactical Income Fund	0.79%

Last Revised: August 18, 2021